Exhibit (a)(5)(x)

DRDGOLD Limited Announces Termination of Exchange Offer

for 6% Senior Convertible Notes due 2006

Johannesburg, South Africa, October 17, 2006—DRDGOLD Limited (“DRDGOLD”) (JSE: DRD; NASDAQ: DROOY) announced today the expiration and results of its offer to exchange (the “Exchange Offer”) up to $66,000,000 in aggregate principal amount of new 6% Senior Convertible Notes due 2010 (the “New Notes”) for an equal aggregate principal amount of its currently outstanding 6% Senior Convertible Notes due 2006 (the “Old Notes”).

The Exchange Offer expired at 12:00 midnight New York City time on October 16, 2006. The Exchange Offer was subject to various conditions, including the condition that at least 50% of the aggregate principal amount outstanding of the Old Notes be validly tendered and not withdrawn. As of the expiration of the Exchange Offer, $2,060,000 principal amount of the Old Notes, representing approximately 3.1% of the outstanding principal amount of the Old Notes, had been tendered for exchange. Accordingly, since the 50% minimum tender condition was not satisfied, DRDGOLD will not accept any Old Notes tendered for exchange and all Old Notes tendered pursuant to the Exchange Offer with the exchange agent, The Bank of New York, will be promptly returned to their holders. The exchange agent can be contacted at:

The Bank of New York

One Canada Square

London E14 5AL

England

Attn: Daniel Giles

Telephone: +44 20 7964 7394

By facsimile:

(For Eligible Institutions only):

+44 20 7964 6339

This announcement is for informational purposes only and does not constitute an offer to sell, or the solicitation of an offer to buy, any of DRDGOLD’s ordinary shares, American Depository Shares, the Old Notes or the New Notes.

Statements in this announcement may include forward-looking statements within the meaning of the Securities Act and the Exchange Act. Such forward-looking statements are subject to certain risks and uncertainties, as disclosed by DRDGOLD from time to time in its filings with the Securities and Exchange Commission. As a result of these factors, DRDGOLD’s actual results may differ materially from those indicated or implied by such forward-looking statements.

DRDGOLD Limited (www.drdgold.com) is a gold mining company engaged in underground and surface gold mining including exploration, extraction, processing and smelting. For further information, please contact Ilja Graulich, head of Investor Relations, at +27 11 219 8700.